EXHIBIT 10.8
               Death Benefits Agreement between NBT Bancorp Inc.,
                         NBT Bank, National Association
                   and Daryl R. Forsythe made August 22, 1995.


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                            DEATH BENEFITS AGREEMENT
THIS AGREEMENT, made and entered into this 22nd day of August, 1995, by and among NBT Bancorp Inc., a Delaware corporation and registered bank holding company, and NBT Bank, National Association, a national banking association organized under the laws of the United States (hereinafter referred to collectively as the "Bank") and Daryl R. Forsythe, an individual residing at 13 Concord Street, Sidney, New York, NY 13838 (hereinafter referred to as the "Employee").

WHEREAS, the Bank has retained the Employee as its president and chief executive officer; and

WHEREAS, the Bank is desirous of retaining the services of the Employee; and

WHEREAS, the Bank is desirous of assisting the Employee in carrying life insurance on his life; and

WHEREAS, the Bank has determined that its interests can best be served under a "split-dollar" arrangement; and

WHEREAS, the Bank and the Employee have applied for Insurance Policy No. 8876212 (the "Policy") issued by the New England Mutual Life Insurance Company ("The New England") in the face amount of $800,000 on the Employee's life; and

WHEREAS, the Bank and the Employee agree to make said insurance policy subject to this split-dollar agreement; and

WHEREAS, it is now understood and agreed that this split-dollar agreement is to be effective as of the date on which the Policy was issued by The New England.

NOW, THEREFORE, for value received and in consideration of the mutual covenants contained herein, the parties agree as follows:

                             ARTICLE I - DEFINITIONS

 For purposes of this Agreement, the following terms will have the meanings set forth below:

1. "Cash Surrender Value of the Policy" will mean the Cash Value of the Policy, plus the cash value of any paid-up additions, plus any dividend accumulations and unpaid dividends, and less any Policy Loan Balance.

2. "Cash Value of the Policy" will mean the cash value as illustrated in the table of values shown in the Policy.

3.   "Bank's Interest in the Policy" will be defined in Article VII.


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4.   "Current Loan Value of the Policy" will mean the Loan Value of the Policy reduced by any outstanding Policy Loan Balance.

5. "Loan Value of the Policy" will mean the amount which together with loan interest will equal the Cash Value of the Policy and of any paid-up additions on the next loan interest due date or on the next premium due date, whichever is the smaller amount.

6. "Policy Loan Balance" at any time will mean policy loans outstanding plus interest accrued to date.

                       ARTICLE II - ALLOCATION OF PREMIUMS

The Bank will pay all premiums on the Policy when due.

                     ARTICLE III - WAIVER OF PREMIUMS RIDER

The Bank has added a rider to the Policy providing for the waiver of premiums in the event of the Employee's disability. Any additional premium attributable to such rider will be payable by the Bank.

              ARTICLE IV - OTHER RIDERS AND SUPPLEMENTAL AGREEMENTS

 Should the parties to this Agreement deem it desirable, the Bank will add to the Policy one or more of such other riders and supplemental agreements which may be available from The New England from time to time. Any additional premium attributable to any such rider or supplemental agreement will be payable by the Bank. Notwithstanding the provisions of Article VIII, any additional death benefits provided by such rider or supplemental agreement will be paid to the Bank, unless otherwise agreed to by the parties at the time of the adoption of the particular rider or supplemental agreement.

                         ARTICLE V - PAYMENT OF PREMIUMS

 Any premium or portion thereof which is payable by the Employee under any Article of this Agreement may at the election of the Employee be deducted from the cash compensation otherwise payable to him, and the Bank agrees to transmit that premium or portion, along with any premium or portion thereof payable by it, to The New England on or before the premium due date.

                  ARTICLE VI - APPLICATION OF POLICY DIVIDENDS

 All dividends attributable to the Policy will be to provide paid-up additional insurance.


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                       ARTICLE VII - RIGHTS IN THE POLICY

 The Employee will have the sole right to designate the beneficiary of the death proceeds of the Policy in excess of the Bank's Interest in the Policy. The Bank will have and may exercise, except as limited hereinafter, all ownership rights in the Policy. The Bank will not surrender the policy for cancellation except upon expiration of the thirty (30) day period described in Article X. The Bank will not without the written consent of the Employee assign its rights in the Policy, other than for the purposes of obtaining a loan against the Policy, to anyone other than the Employee. The Bank will not take any action dealing with The New England that would impair any right or interest of the Employee in the Policy. The Bank will have the right to borrow from The New England and to secure that loan by the Policy, an amount which, together with the unpaid interest accrued thereon, will at no time exceed the lesser of (a) the Bank's Interest in the Policy or (b) the Loan Value of the Policy. "Bank's Interest in the Policy" will mean, at any time at which the value of such interest is to be determined under this Agreement, the Cash Surrender Value of the Policy at such time.

                 ARTICLE VIII - RIGHTS TO THE PROCEEDS AT DEATH

 In the event of the Employee's death while this Agreement is in force, the beneficiary designated by the Employee will receive $600,000 from the Policy proceeds. The Bank will receive the remainder of the Policy proceeds.

                      ARTICLE IX - TERMINATION OF AGREEMENT

1. This Agreement may be terminated at any time while the Employee is living by written notice thereof by either the Bank or the Employee to the other; and, in any event, this Agreement will terminate upon termination of the Employee's employment.
2. In the event of the Employee's total disability, as defined in the rider, which begins while the Employee is employed, while the rider is in force, and which continues for at least six months, the benefits provided under this Agreement will continue until midnight before the Employee's 65th birthday. If at any time following the initial six month period of disability as defined in the rider The New England stops waiving premiums, then Section 1 of this Article will again be applicable.

                  ARTICLE X - EMPLOYEE RIGHTS UPON TERMINATION

Upon termination of the Agreement, the Employee will transfer all of his right, title and interest in the Policy to the Bank, by executing such documents as are necessary to transfer such right, title and interest as of the date of termination. The Bank will thereafter be able to deal with the Policy in any way it may see fit.

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                         ARTICLE XI - PLAN MANAGEMENT

For purposes of the Employee Retirement Income Security Act of 1974 ("ERISA"), the Bank will be the "Named Fiduciary" and "Plan Administrator" of the split dollar life insurance plan (the "Plan") for which this Agreement is hereby designated the written plan instrument. The Bank's board of directors may authorize a person or group of persons to fulfill the responsibilities of the Bank as Plan Administrator. The Named Fiduciary or the Plan Administrator may employ others to render advice with regard to its responsibilities under this Plan. The Named Fiduciary may also allocate fiduciary responsibilities to others and may exercise any other powers necessary for the discharge of its duties to the extent not in conflict with ERISA.

                         ARTICLE XII - CLAIMS PROCEDURE

1. Filing Claims: Any insured, beneficiary or other individual (hereinafter "Claimant") entitled to benefits under the Plan or under the Policy will file a claim request with the Plan Administrator with respect to benefits under the Plan with The New England with respect to benefits under the Policy. The Plan Administrator will, upon written request of the Claimant, make available copies of any claim forms or instructions provided by The New England or advise the Claimant where such forms or instructions may be obtained.

2. Notification to Claimant: If a claim is wholly or partially denied, the Plan Administrator will furnish to the Claimant a notice of the decision within ninety (90) days in writing and in a manner calculated to be understood by the Claimant, which notice will contain the following information:

(a)      The specific reason or reasons for the denial;
(b) Specific reference to pertinent Plan provisions upon which the denial is based;
(c) A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and
(d) An explanation of the Plan's claims review procedure describing the steps to be taken by a Claimant who wishes to submit his claim for review.

In the case of benefits which are provided under the Policy, the initial decision on the claims will be make by The New England.

3. Review Procedure: A Claimant or his authorized representative may with respect to any denied claim:

(a) Request a review upon written application filed within sixty (60) days after receipt by the Claimant of written notice of the denial of his claim;

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(b)      Review pertinent documents; and
(c)      Submit issues and comments in writing.

Any request or submission will be in writing and will be directed to the Named Fiduciary (or its designee). The Named Fiduciary (or its designee) will have the sole responsibility for the review of any denied claim and will take all steps appropriate in the light of its findings.

4. Decision on Review: The Named Fiduciary (or its designee). The Named Fiduciary (or its designee) will render a decision upon review. If special circumstances (such as the need to hold a hearing or any matter pertaining to the denied claim) warrant additional time, the decision will be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review. Written notice of any such extension will be furnished to the Claimant prior to the commencement of the extension. The decision on review will be in writing and will include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, as well as specific references to the pertinent provisions of the Plan on which the decision is based. If the decision on review is not furnished to the Claimant with the time limits prescribed above, the claim will be deemed denied on review.

                      ARTICLE XIII - SATISFACTION OF CLAIM

 The Employee agrees that his rights and interests, and the rights and interests of any persons taking under or through him, will be completely satisfied upon compliance by the Bank with the provisions of this Agreement.

                     ARTICLE XIV - AMENDMENT AND ASSIGNMENT

This Agreement may be altered, amended or modified, including the addition of any extra policy provisions, by a written instrument signed by the Bank and the Employee. Either party may, subject to the limitations of Article VII, assign its interests and obligations under this Agreement, provided, however, that any assignment will be subject to the terms of this Agreement.

                        ARTICLE XV - POSSESSION OF POLICY

 The Bank will keep possession of the Policy. The Bank agrees from time to time to make the Policy available to the Employee or to The New England for the purpose of endorsing or filing any change of beneficiary on the Policy for that portion of the death proceeds in excess of the Bank's Interest in the Policy as provided in Article VII, but the Policy will promptly be returned to the Bank.

                           ARTICLE XVI - GOVERNING LAW

This Agreement sets forth the entire agreement of the parties hereto, and any and all prior agreements, to the extent inconsistent herewith, are hereby


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superseded.  This Agreement will be governed by the laws of the State of New
York.

                          ARTICLE XVII - INTERPRETATION

Where appropriate in this Agreement, words used in the singular will include the plural and words used in the masculine will include the feminine.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals, the Bank by its duly authorized officer, on the day and year first written above.


                                       EMPLOYEE


                                       /s/Daryl R. Forsythe (L.S.)
                                       Daryl R. Forsythe


                                       NBT Bancorp Inc.


                                       /s/Everett A. Gilmour (L.S.)
                                       By
                                       Its Chairman of Board


                                       NBT Bank, National Association


                                       /s/Paul O. Stillman (L.S.)
                                       By
                                       Its Compensation Committee Chairman




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